GAIN Capital Announces Monthly Metrics for March 2019

BEDMINSTER, N.J., April 8, 2019/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of March 2019.

	Mar-19	Feb-19	Mar-18	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$168.9	$134.4	$262.8	25.7%	(35.7)%
OTC Average Daily Volume	$8.0	$6.7	$11.9	19.4%	(32.8)%
12 Month Trailing Active OTC Accounts(2)	120,641	121,787	131,764	(0.9)%	(8.4)%
3 Month Trailing Active OTC Accounts(2)	70,051	70,071	78,681	—%	(11.0)%

Futures Segment
Number of Futures Contracts	622,194	542,556	771,749	14.7%	(19.4)%
Futures Average Daily Contracts	29,628	28,556	36,750	3.8%	(19.4)%
12 Month Trailing Active Futures Accounts(2)	7,387	7,437	7,959	(0.7)%	(7.2)%
_________________________________________
All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period.

Management Commentary
"The first quarter saw unusually tight range-bound markets with CVIX at a 5 year low and close to its 2007 low, impacting client volumes and resulting in retail revenue per million (RPM) of approximately $51 for the quarter. On a trailing 12-month basis, however, RPM remains in line with historical averages, at $104," said Glenn Stevens, Chief Executive Officer. "Despite the challenging market conditions, we saw positive traction in several key operating metrics, including stable active accounts and a record number of new accounts in the first quarter.  This represents the third consecutive quarter of new account growth, against an approximately 20% lower marketing spend than the prior quarter," continued Mr. Stevens.  "Looking ahead, we continue to have confidence in our long-term outlook and, with an expanding client base and diversified product offering and geographic footprint, believe we are well positioned upon the return of more normalized market conditions."

Additional Tax Rate and Share Count Assumption Update
The Company has updated its tax rate assumptions and expects its tax rate for full year 2019 to be approximately 17%-19% and estimates its weighted-average common shares outstanding for the first quarter 2019 to be approximately 37.5 million shares.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com